UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA MARINE FOOD GROUP LIMITED
(Exact Name of Registrant as Specified in its Charter)

NEVADA	2092	87-0640467
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Da Bao Industrial Zone, Shishi City
Fujian, China
362700
86-595-8898-7588
(Address and Telephone Number of Principal Executive Offices)

Fletcher A. Robbe, Esq.
April Galagar, Esq.
F. Robbe International Attorneys at Law
2901 W. Coast Hwy, Suite 200
Newport Beach, CA 92663
(949) 270-7405

(Name, Addresses and Telephone Numbers for Agents for Service)

Approximate date of proposed sale to the Public ________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒ (Do not check if smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(4)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, Par Value $0.001	11,122,138		$3.214	(2)	$35,746,551.53	(2)	$1,097.42
Common Stock, Par Value $0.001	2,169,804	(5)	$4.1782	(3)	$9,065,875.07	(3)	$278.32
TOTAL	13,291,942				$44,812,426.60		$1,375.74

1.	In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold from stock splits, stock dividends or similar transactions.
2.
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and ask prices reported on the OTC Bulletin Board on November 17, 2007.

3.	Calculated in accordance with Rule 457(g) based upon the price at which the warrants may be exercised.
4.	Represents shares of the Registrant’s common stock being registered for resale that have been issued to or held by the selling stockholders named in this registration statement.
5.	Represents shares of common stock issuable upon exercise of three-year warrants to purchase shares of common stock held by the selling stockholders named in this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Expense	Amount to be Paid
SEC Registration Fee	$1,375.74
Printing Fees/Expenses	$18,000
Legal Fees and Expenses	$350,000
Accounting Fees and Expenses	$210,000
Blue Sky Fees & Expenses	$5,000
Transfer Agent and Registrar Fees	$5,000
Miscellaneous [1]	$650,000
TOTAL	$1,239,375.74

1 Miscellaneous expenses included consulting, valuation and road show expenses.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Amended Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us is in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

We entered into a Stock Purchase Agreement (“SPA”) with Halter Financial Investments, L.P., a Texas limited partnership (“HFI”) on September 13, 2007. Pursuant to this SPA, the Company agreed to sell to HFI 1,005,200 unregistered shares of post-reverse shares of the Company’s common stock in exchange for $400,000. Moreover, the Company agreed to a 7.5 to 1 reverse stock split and to increase its authorized shares of common stock to 100,000,000. A special cash dividend of $.364 per-split share was paid to the then-current shareholders of the company. HFI did not participate in such dividend. As a result of the transaction, HFI became the holder of 1,005,200 shares of common stock, or 87.5% of the 1,148,826 shares of the Company’s outstanding common stock.

The subject shares were sold to HFI without registration under the Securities Act, as amended, in reliance on the exemption from such registration requirements provided by Section 4(2) of the Securities Act for transactions not involving any public offering. The shares were sold without general advertising or solicitation, the Purchaser acknowledged that it was purchasing “restricted securities” which had not been registered with the Securities Act and which were subject to certain restrictions on resale, and the certificate representing the shares was imprinted with a restricted stock legend indicating that the shares had not been registered and could not be resold without registration under the Securities Act or the availability of an exemption from the registration requirements thereof.

On November 17, 2007, we entered into a Share Exchange Agreement with Nice Enterprise and its original stockholders pursuant to which we acquired all of the issued and outstanding shares of Nice Enterprise from said stockholders in exchange for 15,624,034 shares of our common stock. This issuance was made in reliance on Section 4(2) of the Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

Concurrently with the closing of the reverse acquisition on November 17, 2007, we completed a private placement of our securities to certain accredited investors who subscribed for units consisting one share of common stock and a warrant to purchase one-fifth of one share of our common stock. The investors subscribed for aggregate of 6,199,441 shares of our common stock and warrants to purchase an aggregate of 1,239,888 shares of our common stock at $3.214 per unit. The units were offered and sold pursuant to exemptions from registration under the Securities Act, including without limitation, Regulation D and Regulation S promulgated under the Securities Act. More information regarding this transaction can be found starting on page 6 of this Prospectus.

In the instance described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she, or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder has access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (such as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

ITEM 16. EXHIBITS & FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Exhibit Description
2.1
Share Exchange Agreement, dated November 17, 2007 by and among the Registrant, Nice Enterprise, and its stockholders. [Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form8-K filed on November 23, 2007.]

3.1
Amended Articles of Incorporation of the Registrant as filed with the Secretary of State of Nevada, as amended to date. [Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]

3.2	Amended and Restated Bylaws of the Registrant. [Incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
5	Opinion of F. Robbe International Attorneys at Law as to the legality of the shares. [Incorporated by reference to Exhibit 5 to the Registrant’s original Form S-1 filed on December 14, 2007.]
10.1	Form of Securities Purchase Agreement, dated November 17, 2007. [Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K/A filed on November 30, 2007.]
10.2
Closing Escrow Agreement, dated November 17, 2007, by and among the Registrant, Sterne Agee & Leach, Inc. and Thelen Reid Brown Raysman & Steiner, LLP. [Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]

10.3	Employment Contract, dated November 17, 2007, between the Registrant and Pengfei Liu. [Incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
10.4	Employment Contract, dated November 17, 2007 between the Registrant and Shaobin Yang. [Incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
10.5	Employment Contract, dated November 17, 2007 between the Registrant and Weipeng Liu. [Incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
10.6
Employment Contract, dated July 26, 2007 between Nice Enterprise and Marco Hon Wai Ku. [Incorporated by reference to Exhibit 10.8 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]

10.7
Consulting Agreement, dated January 1, 2007 between Yorkshire Capital Ltd. and Nice Enterprise Trading H.K. Co., Ltd. [Incorporated by reference to Exhibit 10.9 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]

10.8
Common Stock Purchase Agreement, dated September 13, 2007, by and between New Paradigm Productions, Inc. and Halter Financial Investments, L.P. [Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on September 14, 2007.]

10.9	Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated October 26, 2006.
10.10	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated April 18, 2007.
10.11	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated April 29, 2007.
10.12	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated June 3, 2007.
10.13	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated June 13, 2007.
10.14	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated July 2, 2007.
10.15	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated August 21, 2007.

14.1	Business Code of Conduct [Incorporated by reference to Exhibit 14.1 to Registrant’s Current Report on Form 8-K filed on January 24, 2008.]
14.2	Financial Code of Conduct [Incorporated by reference to Exhibit 14.2 to Registrant’s Current Report on Form 8-K filed on January 24, 2008.]
16	Letter from Pritchett, Siler & Hardy, P.C. regarding change in Certifying Accountant. [Incorporated by reference to Exhibit 16 of Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
21	List of Subsidiaries of the Registrant. [Incorporated by reference to Exhibit 21 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
23.1	Consent of Zhong Yi (Hong Kong) C.P.A. Co., Ltd., dated May 5, 2008
23.2	Consent of F. Robbe International Attorneys at Law, included in Exhibit 5.
23.3	Consent of Cordovano and Honeck, LLP, dated May 5, 2008
24	* Power of Attorney (Included on the signature page of this Registration Statement).
99.1	Press Release, dated November 23, 2007. [Incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]

* Filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a) (3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability under the Securities Act to any purchaser in the primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to have offered or sold such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a doctor, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shishi on the 5th day of May, 2008.

CHINA MARINE FOOD GROUP LIMITED

By:	/s/Pengfei Liu
Pengfei Liu
Chief Executive Officer and Secretary

By:	/s/Marco Hon Wai Ku
Marco Hon Wai Ku
Chief Financial Officer & Principal
Accounting Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Pengfei Liu and Marco Hon Wai Ku, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/Penfei Liu	Chief Executive Officer, Secretary & Director	5/5/08
Pengfei Liu

/s/Marco Hon Wai Ku	Chief Financial Officer	5/5/08
Marco Hon Wai Ku

/s/Shaobin Yang	Deputy CEO & Director	5/5/08
Shaobin Yang

/s/Weipeng Liu	Manager of Operations & Director	5/5/08
Weipeng Liu

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1
Share Exchange Agreement, dated November 17, 2007 by and among the Registrant, Nice Enterprise, and its stockholders. [Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form8-K filed on November 23, 2007.]

3.1
Amended Articles of Incorporation of the Registrant as filed with the Secretary of State of Nevada, as amended to date. [Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]

3.2	Amended and Restated Bylaws of the Registrant. [Incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
5	Opinion of F. Robbe International Attorneys at Law as to the legality of the shares. [Incorporated by reference to Exhibit 5 to the Registrant’s original Form S-1 filed on December 14, 2007.]
10.1	Form of Securities Purchase Agreement, dated November 17, 2007. [Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K/A filed on November 30, 2007.]
10.2
Closing Escrow Agreement, dated November 17, 2007, by and among the Registrant, Sterne Agee & Leach, Inc. and Thelen Reid Brown Raysman & Steiner, LLP. [Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]

10.3	Employment Contract, dated November 17, 2007, between the Registrant and Pengfei Liu. [Incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
10.4	Employment Contract, dated November 17, 2007 between the Registrant and Shaobin Yang. [Incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
10.5	Employment Contract, dated November 17, 2007 between the Registrant and Weipeng Liu. [Incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
10.6
Employment Contract, dated July 26, 2007 between Nice Enterprise and Marco Hon Wai Ku. [Incorporated by reference to Exhibit 10.8 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]

10.7
Consulting Agreement, dated January 1, 2007 between Yorkshire Capital Ltd. and Nice Enterprise Trading H.K. Co., Ltd. [Incorporated by reference to Exhibit 10.9 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]

10.8
Common Stock Purchase Agreement, dated September 13, 2007, by and between New Paradigm Productions, Inc. and Halter Financial Investments, L.P. [Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on September 14, 2007.]

10.9	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated October 26, 2006.
10.10	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated April 18, 2007.
10.11	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated April 29, 2007.
10.12	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated June 3, 2007.
10.13	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated June 13, 2007.
10.14	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated July 2, 2007.
10.15	*Loan Contract by and between Huabao Mingxiang Foods Co., Ltd. and Shishi Subranch Agricultural Bank of China, dated August 21, 2007.

14.1	Business Code of Conduct [Incorporated by reference to Exhibit 14.1 to Registrant’s Current Report on Form 8-K filed on January 24, 2008.]
14.2	Financial Code of Conduct [Incorporated by reference to Exhibit 14.2 to Registrant’s Current Report on Form 8-K filed on January 24, 2008.]
16	Letter from Pritchett, Siler & Hardy, P.C. regarding change in Certifying Accountant. [Incorporated by reference to Exhibit 16 of Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
21	List of Subsidiaries of the Registrant. [Incorporated by reference to Exhibit 21 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]
23.1	Consent of Zhong Yi (Hong Kong) C.P.A. Co., Ltd., dated May 5, 2008
23.2	Consent of F. Robbe International Attorneys at Law, included in Exhibit 5.
23.3	Consent of Cordovano and Honeck, LLP, dated May 5, 2008
24	* Power of Attorney (Included on the signature page of this Registration Statement).
99.1	Press Release, dated November 23, 2007. [Incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed on November 23, 2007.]

* Filed herewith.